UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                                    Under the
                         Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            Crescent Operating, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    22575M100

                                 (CUSIP Number)

                                December 31, 2004
                                 (Date of event
                    which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 12 Pages

CUSIP No. 22575M100                   13G/A                 Page 2 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Ramius Capital Group, LLC
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                ----------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                -----------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                -----------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 3 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                RCG Carpathia Master Fund, Ltd.
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                   (a) [X]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                Cayman Islands
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                --------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 4 of 12 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                       (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

               SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.

-----------------------------------------------------------------------------
NUMBER OF       (5) SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                -------------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                --------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 5 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                C4S & Co., L.L.C.
---------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                 (b) [ ]
---------------------------------------------------------------------------
          (3)   SEC USE ONLY
---------------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
---------------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER

SHARES               0
                -----------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                -----------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                ------------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
----------------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
----------------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
----------------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
----------------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     OO
----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 6 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Peter A. Cohen
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                --------------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                -----------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                -----------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
-----------------------------------------------------------------------
                (9) AGGREGATE AMOUNT BENEFICIALLY OWNED
                    BY EACH REPORTING PERSON
                    788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 7 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Morgan B. Stark
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                --------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                ---------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                ----------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 8 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Thomas W. Strauss
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                -------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                    788,100

OWNED BY
                --------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                ---------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
                ---------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 9 of 12 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Jeffrey M. Solomon
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                --------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     788,100

OWNED BY
                --------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                ---------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     788,100
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     788,100
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     7.28%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22575M100                   13G/A                 Page 10 of 12 Pages

           This Amendment No. 2 (this "Amendment") amends the statement on
Schedule 13G filed on December 19, 2003, as amended by Amendment No. 1 filed on February 17, 2004 (the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of Crescent Operating, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates item 4 in its entirety as set forth below.

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:

              As of December 31, 2004, each Reporting Person may have been deemed the beneficial owner of (i) 765,039 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia") and (ii) 23,061 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund").

               Note: The Fund is an index fund which invests in various securities. SPhinX is managed by Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius"). Ramius is the investment advisor of SPhinX and Carpathia and has the power to direct some of the affairs of SPhinX and Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia and SPhinX, and the filing of this Amendment shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b) Percent of class:


               Approximately 7.28% as of December 31, 2004. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, there were 10,828,497 shares of Common Stock issued and outstanding as of November 14, 2002.)

          (c) Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote:

                  0

             (ii) Shared power to vote or to direct the vote

                  788,100 shares of Common Stock.

CUSIP No. 22575M100                   13G/A                 Page 11 of 12 Pages

            (iii) Sole power to dispose or to direct the disposition of

                  0

             (iv) Shared power to dispose or to direct
                  the disposition of


                  788,100 shares of Common Stock.

CUSIP No. 22575M100                   13G/A                 Page 12 of 12 Pages


                                   SIGNATURES


          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated: February 11, 2005

RAMIUS CAPITAL GROUP, LLC                 RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                    By: Ramius Capital Group,
    as Managing Member                        its Managing Member


    By: /s/ Jeffrey M. Solomon            By: C4S & Co., L.L.C.,
        --------------------------            its Managing Member
        Name:  Jeffrey M. Solomon
        Title: Managing Member
                                          By: /s/ Jeffrey M. Solomon
                                              -------------------------
                                              Name:  Jeffrey M. Solomon
                                              Title: Managing Member

SPhinX Distressed (RCG Carpathia),        C4S & CO., L.L.C.
Segregated Portfolio
                                          By:  /s/ Jeffrey M. Solomon
By:  Ramius Capital Group, LLC,                -------------------------
     its Portfolio Manager                     Name:  Jeffrey M. Solomon
                                               Title: Managing Member

By:  C4S & Co., L.L.C.,
     as Managing Member

By: /s/ Jeffrey M. Solomon
    ---------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member


PETER A. COHEN                            MORGAN B. STARK


/s/ Peter A. Cohen                        /s/ Morgan B. Stark
--------------------------------          ------------------------------

THOMAS W. STRAUSS                         JEFFREY M. SOLOMON

/s/ Thomas W. Strauss                     /S/ Jeffrey M. Solomon
--------------------------------         -------------------------------